lightbridge, inc.

Employee’s Restricted Stock Agreement

1. Restricted Stock Award and Acceptance. Lightbridge, Inc. (the “Company”) has authorized to (the “Grantee”), a restricted stock award (the “Award”) at no cost to the Grantee, pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”), of shares (the “Shares”) of common stock, $0.01 par value (“Common Stock”), of the Company, subject to the terms and conditions of this Agreement and the Plan. The Award is subject to acceptance by the Grantee on or before the date set forth in the Grantee’s Acceptance Form attached hereto. By signing and dating the Acceptance Form, the Grantee accepts the Award as of the date set forth below his name on the Grantee’s Acceptance Form (the “Acceptance Date”). If the Grantee does not sign the Acceptance Form prior to the acceptance date in the Acceptance Form attached hereto, the Award shall be null and void. Except where the context otherwise requires, the term “Company” shall include any parent and all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2. Forfeitable Shares and Vested Shares. All Shares shall be deemed to be “Forfeitable Shares” until the Company’s right of purchase or forfeiture, described in Section 4, has expired (and the Grantee’s right to retain such shares has accrued) in accordance with the vesting schedule set forth in Section 3. Forfeitable Shares shall be subject to purchase or forfeiture as described in Section 4, below. “Vested Shares” are Shares held by the Grantee as to which the Company’s right of purchase or forfeiture has expired (and the Grantee’s right to retain has accrued) based on the stock vesting schedule. All certificates representing Forfeitable Shares shall remain in the possession of the Company until such shares become Vested Shares in accordance with the terms of this Agreement.

3. Vested Shares.

3.1 Vesting Schedule. The Company’s right of purchase or forfeiture shall expire and the Shares shall become Vested Shares if the Grantee remains employed by the Company through the vesting dates set forth in the following schedule: Shares shall become Vested Shares on a quarterly basis at a rate of 6.25% per quarter until fully vested upon the fourth anniversary of the date of the Award.

3.2 Change in Control: Notwithstanding the foregoing vesting schedule, in the event of a Change in Control (as defined in the Plan) then 50% of any remaining Forfeitable Shares shall become Vested Shares, and the remaining balance shall continue to vest on a quarterly basis in accordance with the provisions of paragraphs of Section 3.1, as applicable. The provisions of this Section 3.2 shall not be deemed to limit the authority of the Committee to take actions including, without limitation, further acceleration with respect to Forfeitable Shares.

4. Purchase or Forfeiture of Forfeitable Shares.

4.1 Right of Company to Purchase or Require Forfeiture. If for any reason the Grantee ceases to be employed by the Company for any reason (including, without limitation, by reason of the Grantee’s death, disability or voluntary resignation, or the Company’s dismissal of the Grantee for any reason, with or without cause), then the Company shall have the right to purchase or require forfeiture of (if acquired at no cost) from the Grantee or his or her personal representatives, estate or heirs, as the case may be, all Shares which as of the date of such termination of employment constitute Forfeitable Shares. There shall be no further accruals under the vesting schedule, and no further Forfeitable Shares shall become Vested Shares, from and after the date of any such termination of employment, except to the extent that the Company does not exercise its purchase or forfeiture right in accordance with Section 4.2.

4.2 Exercise of Purchase Right or Requirement of Forfeiture. The Company may exercise its right to purchase or require forfeiture the Forfeitable Shares by delivering written notice of its election to exercise such right to the Grantee or by sending such notice to the Grantee or his or her personal representative, estate or heirs, as the case may be, at the Grantee’s last known address, in each case within ninety (90) days after the termination of the Grantee’s employment with the Company. Such notice shall specify the number of Forfeitable Shares to be purchased or forfeited and shall be accompanied by a check in the amount of the original purchase price, if any, paid by the Grantee for said Shares. If and to the extent that the Company does not exercise its right to purchase or require forfeiture the Forfeitable Shares by giving notice within the 90-day period, the Company’s right to purchase or require forfeiture of any Forfeitable Shares shall terminate automatically effective upon the expiration of the 90-day period, and the Forfeitable Shares shall become Vested Shares to the extent not purchased or requested to be forfeited by the Company.

4.3 Forfeiture of Forfeitable Shares. The Grantee’s rights in all Forfeitable Shares which are purchased by or required to be forfeited to the Company in accordance with Section 4.2 shall terminate as of the date of repurchase, and the Company may thereupon cancel the certificate or certificates representing such Forfeitable Shares on its books. In the event that the certificates then being retained by the Company under this Agreement also represent other shares of Common Stock not being forfeited to the Company, the Company shall issue to the Grantee replacement certificates for such other shares.

4.4 Nontransferability of Shares. No Forfeitable Shares may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) or otherwise disposed of prior to their becoming Vested Shares. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Forfeitable Shares, or upon the levy of any attachment or similar process upon Forfeitable Shares, the Company shall have a right of Forfeiture with respect to such Forfeitable Shares.

5. No Special Employment Rights. Nothing contained in the Plan or this Agreement shall confer upon the Grantee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the Grantee’s compensation.

6. Rights as a Shareholder. The Grantee shall have the rights of a shareholder with respect to all of the Forfeitable Shares and the Vested Shares held by the Grantee (including, without limitation, any rights to vote and to receive dividends or non-cash distributions with respect to such shares) unless and until the Company exercises its right of repurchase or forfeiture as to any or all of the Forfeitable Shares in accordance with Section 4.

7. Availability of Tax Election; Withholding.

7.1 Section 83(b) Election and Section 16 Requirements. The Company and the Grantee shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income, employment or other taxes relating to the Award. With respect to an Award that is subject to Section 83 (or any comparable successor provision) of the United States Internal Revenue Code, the Grantee acknowledges and agrees that (s)he is familiar with the provisions of Section 83, that (s)he understands that within thirty (30) days of the date of grant of the award (s)he has the right to file and is solely responsible for filing an election under Section 83(b) of the Code with respect to the federal income tax treatment of the Award, and that (s)he has consulted his or her personal tax advisor about the tax consequences of the Award. If the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, then the Grantee acknowledges and agrees that the he is obligated to, and will, file a report concerning his acquisition of the Award with the Securities and Exchange Commission.

7.2 Withholding. Grantee shall, no later than the date as of which the value of any Shares first becomes includable in the gross income of the Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, local and/or payroll taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

Grantee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from the Shares a number of shares with an aggregate Fair Market Value (as defined in the Plan, and determined of the date the withholding is effected) that would satisfy the withholding amount due with respect to such Award, or (ii) delivering to the Company a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

8. Miscellaneous.

8.1 Lock-Up. By accepting this Award, Grantee agrees that, if so requested by the Company or by the underwriters managing any underwritten offering of the Company’s securities, the recipient will not, without the prior written consent of the Company or such underwriters, as the case may be, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares subject to any such Award during the Lock-up Period, as defined below. The “Lock-Up Period” shall mean a period of time not exceeding 180 days or, if greater, such number of days as shall have been agreed to by each director and executive officer of the Company in a substantially similar lock-up agreement by which each such director and executive officer is bound. If requested by the Company or such underwriters, the Grantee will enter into an agreement with such underwriters consistent with the foregoing.

8.2 Legend. Any certificate representing Shares shall be subject to a legend in substantially the following form:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AGREEMENT DATED . ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT MAY BE OBTAINED FREE OF CHARGE FROM THE SECRETARY OF THE COMPANY.”

8.3 Stock Power. Grantee hereby agrees to execute and deliver to the Secretary or Assistant Secretary of the Company a stock power (endorsed in blank) hereto covering this Award and authorizes the Secretary or Assistant Secretary to deliver to the Company for cancellation any and all Shares that are forfeited or withheld under the provisions of this Agreement.

8.4 Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

8.5 Notices. All notices or other communications under this Agreement shall be in writing, shall be deemed to have been made if delivered in hand, sent by nationally recognized courier service by means of overnight delivery with confirmation of delivery by the service, or sent by regular U.S. mail, postage prepaid, to the recipient’s address as set forth in this Agreement.

8.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

8.7 Plan Governs. This Agreement is and shall be subject in every respect to the provisions of the Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof.

8.8 Notice, Access and Consent. By Grantee’s signature and the Company’s signature below, Grantee and the Company agree that the Shares are granted under and governed by the terms and conditions of the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”), and the Restricted Stock Agreement. The current Prospectus relating to the shares of Common Stock offered under the 2004 Incentive Plan, the Plan and the Restricted Stock Agreement are available on the Company’s intranet website at www.inside.lightbridge.com and at www.optionslink.com and can be downloaded or printed for your convenience, or provided in written form by contacting the Company’s Human Resources Department at 30 Corporate Drive, Burlington, MA 01803, 781-359-4000. By Grantee’s signature below, Grantee consents to the delivery of those documents in the manner described herein.

8.9 Award Subject to Claims or Creditors. The Grantee shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary by reason of the right to earn an Award under the Plan and this Agreement, and the Grantee or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary with respect to any rights under the Plan or this Agreement.

8.10 Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

8.11 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

8.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan.

This Agreement is executed in two (2) counterpart originals, one (1) to be retained by the Grantee and one (1) to be retained by the Company.

Date of Award:	Lightbridge, Inc.
By:

Title:

30 Corporate Drive
Burlington, MA 01803
Attention: General Counsel

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the Award of the Restricted Stock described in this Agreement and agrees to the terms and conditions thereof. This Award must be accepted by      to be effective.

GRANTEE:

Signature

Acceptance Date:
Name:

(Please Print)

Address:

Social Security Number:

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the Company a total of      shares of the Common Stock of the Company represented by stock certificate number      to be delivered herewith, and does hereby irrevocably constitute and appoint      as attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated:

Signature

Name:

(Please Print)